Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Reports First Quarter 2013 Financial and Operating Results and Revises 2013 Adjusted EBITDA Guidance Upward To $115.0 Million to $125.0 Million

Dallas, Texas (May 13, 2013) - Summit Midstream Partners, LP (NYSE: SMLP) today announced financial and operating results for the first quarter of 2013. SMLP reported adjusted EBITDA of $31.4 million for the first quarter of 2013, an increase of $6.6 million, or 26.4%, over the first quarter of 2012. Adjusted distributable cash flow totaled $27.1 million in the first quarter of 2013, an increase of $5.0 million, or 22.7%, over the first quarter of 2012. Net income totaled $12.5 million in the first quarter of 2013, an increase of $4.9 million, or 64.5%, over the first quarter of 2012. Throughput volumes averaged 944 MMcf/d in the first quarter of 2013, a 3.5% increase over the first quarter of 2012. SMLP previously declared a quarterly distribution of $0.42 per unit on all outstanding common and subordinated units, or $1.68 per unit on an annualized basis, for the quarter ended March 31, 2013. This was SMLP's second consecutive increase in its quarterly distribution since closing its initial public offering in October 2012 and resulted in a quarterly distribution coverage ratio of 1.29x.
SMLP's strong financial performance was largely driven by higher volume throughput on the DFW Midstream system which averaged 419 MMcf/d in the first quarter of 2013 compared to 319 MMcf/d in the first quarter of 2012 and 387 MMcf/d in the fourth quarter of 2012. In addition, certain of SMLP's gas gathering contracts on its Grand River system contain annual minimum volume commitments (“MVC”) and gathering rates that increased at the beginning of 2013. These contractual increases helped offset volume decreases on the Grand River system of 11.5% compared to the first quarter of 2012 and 3.8% compared to the fourth quarter of 2012.
SMLP also benefitted from several capital efficiency projects that lowered operating expenses in the current quarter. During the first quarter of 2013, SMLP acquired previously leased compression assets serving the Grand River system for approximately $6.7 million. This asset acquisition contributed to SMLP's strong quarterly financial performance and is expected to reduce annual operating expenses by approximately $1.9 million.
“We are very pleased to report strong financial and operating results for our second consecutive quarter as a public company,” said Steve Newby, President and Chief Executive Officer of SMLP. “Our team executed on all fronts during the quarter and once again delivered on topline revenue performance, operating expense reduction, and capital expenditure execution, all of which will have a long-lasting impact on SMLP.”
“Due to our strong quarterly performance, the cash flow stability provided by our gas gathering agreements and our outlook for the remainder of 2013, we are revising our 2013 adjusted EBITDA guidance up from a previous range of $110.0 million to $120.0 million to a new range of $115.0 million to $125.0 million. With the increased adjusted EBITDA guidance, we expect to be at or above the upper end of the 8.0% to 10.0% distribution growth guidance previously communicated. The revised distribution guidance excludes the effect of any potential asset drop downs from the owner of our general partner, Summit Investments. If we acquire assets from Summit Investments during 2013, we would expect our distributions to increase above this guidance.”
DFW Midstream Volume Throughput
Volume throughput on the DFW Midstream system averaged 419 MMcf/d in the first quarter of 2013 compared to 319 MMcf/d in the first quarter of 2012, an increase of 31.5%. Volume throughput on the DFW Midstream system increased quarter over quarter due to customers flowing volumes from wells that previously had been temporarily curtailed. In addition, in January 2013, SMLP completed the Unit 10 Project which increased throughput capacity on the DFW Midstream system from 410 MMcf/d to 450 MMcf/d. DFW Midstream customers commissioned nine new wells during the quarter and SMLP connected three pad sites during the quarter.
As of March 31, 2013, the DFW Midstream system was connected to 67 pad sites compared to 62 pad sites as of March 31, 2012. Construction is currently underway to connect two additional pad sites which are expected to be complete in the second quarter of 2013. The recently connected pad sites and the pad sites to be connected in the second quarter of 2013 contain wells that, once completed, will immediately increase volume throughput on

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the DFW Midstream system. As of March 31, 2013, DFW Midstream customers had an inventory of 32 wells in various stages of drilling or completion that will flow on the DFW Midstream system.
Grand River Volume Throughput
Volume throughput on the Grand River system averaged 525 MMcf/d in the first quarter of 2013 compared to 593 MMcf/d in the first quarter of 2012. Volume throughput declines in the first quarter of 2013 were primarily related to (i) lower drilling activity; (ii) production issues experienced by Grand River customers due to severe and prolonged winter weather conditions in western Colorado; and (iii) the natural decline of previously drilled Mancos/Niobrara wells in the Orchard Field. Volume throughput during the first quarter of 2013 consisted of 401 MMcf/d from the Mamm Creek Field, 81 MMcf/d from the South Parachute Field and 43 MMcf/d from the Orchard Field. Given that the Grand River gathering agreements include MVCs that, in the aggregate, increase over the next several years, the lower volume throughput at Grand River during the first quarter of 2013 primarily translated into larger MVC shortfall payments and minimal impact to adjusted EBITDA.
MVC Shortfall Payments
SMLP billed $2.7 million related to MVC shortfall payments in the first quarter of 2013, all associated with its Grand River customers, due to lower actual volume throughput than contractually required by the individual gas gathering agreements. All $2.7 million of the quarterly MVC shortfall payments was recorded as deferred revenue on SMLP's condensed consolidated balance sheet.
Adjusted EBITDA in the first quarter of 2013 included approximately $6.3 million of adjustments associated with the MVC mechanisms included in SMLP's gas gathering agreements, of which $2.7 million was recorded as deferred revenue and $3.6 million was associated with quarterly adjustments related to future projected annual MVC shortfall payments.

	Three Months Ended March 31, 2013
(In millions)	MVC Billings	Gathering Revenue	Adjustments to MVC Shortfall Payments	Net Impact to Adjusted EBITDA (1)
Net change in deferred revenue - Grand River	$2.7	$—	$2.7	$2.7
Net change in deferred revenue - DFW	—	—	—	—
MVC shortfall payment adjustment - Grand River	—	—	3.2	3.2
MVC shortfall payment adjustment - DFW	—	—	0.4	0.4
Total	$2.7	$—	$6.3	$6.3
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(1) Reflects the combination of (i) amounts related to gathering revenue and (ii) amounts related to adjustments to MVC shortfall payments.

Capital Expenditures
For the quarter ended March 31, 2013, SMLP recorded total capital expenditures of $21.3 million, including approximately $2.5 million of maintenance capital expenditures. Development activities during the first quarter of 2013 were primarily related to the construction of seven miles of new gathering pipeline and the connection of three new pad sites across the DFW Midstream system. DFW also commissioned the Unit 10 Project, a new 6,000 horsepower electric-drive compressor unit, in early January 2013, which increased system throughput capacity on the DFW Midstream system to 450 MMcf/d. Capital expenditures also included the $6.7 million acquisition of previously leased Grand River compression assets.
Capital & Liquidity
SMLP had total liquidity (cash plus available capacity under its revolving credit facility) of $338.6 million as of March 31, 2013. As of March 31, 2013, based upon the terms of SMLP's revolving credit facility and total outstanding debt of $214.2 million, total leverage (net debt divided by EBITDA) was approximately 1.9:1.

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Quarterly Distribution
On April 25, 2013, the Board of Directors of SMLP's general partner declared a quarterly cash distribution of $0.42 per unit on all outstanding common and subordinated units, or $1.68 per unit on an annualized basis, for the quarter ended March 31, 2013. This distribution will be paid on May 15, 2013 to unitholders of record as of the close of business on May 8, 2013. This is SMLP's second quarterly distribution since completing its IPO in October 2012 and represents an increase of $0.01 per unit, or 2.4%, increase over the distribution paid for the quarter ended December 31, 2012.
Revised 2013 Financial Guidance
SMLP has revised its adjusted EBITDA and distribution growth guidance for fiscal year 2013. SMLP now expects to report adjusted EBITDA of $115.0 million to $125.0 million in fiscal 2013 and to be at or above the upper end of the 8.0% to 10.0% distribution growth guidance previously communicated. This revised financial guidance does not include potential asset acquisition opportunities that could be offered to SMLP from Summit Investments, the entity that owns and controls the general partner of SMLP.
First Quarter 2013 Earnings Call Information
SMLP will host a conference call at 11:30 a.m. Eastern on Tuesday, May 14, 2013 to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-413-3362 or toll-free 800-446-1671 and entering the passcode 34735656. The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
A replay of the conference call will be available until May 27, 2013 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 34735656#. An archive of the conference call will also be available on SMLP's website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present EBITDA, adjusted EBITDA and distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus non-cash compensation expense and adjustments related to MVC shortfall payments. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides fee-based natural gas gathering and compression services in two unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado; and (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas. SMLP owns and operates approximately 406 miles of pipeline and 153,600 horsepower of compression. SMLP is headquartered in Dallas, TX with offices in Houston, TX, Denver, CO and Atlanta, GA.
SMLP completed its IPO on October 3, 2012 to become a publicly traded entity. References to the “Company”, “we” or “our,” when used for dates or periods ended on or after the IPO, refer collectively to SMLP and its

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subsidiaries. References to the “Company”, “we” or “our,” when used for dates or periods ended prior to the closing of the IPO, refer collectively to Summit Investments and its subsidiaries.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) owns a 69.1% limited partner interest in SMLP and owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments also owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale Play in North Dakota, the DJ Niobrara Shale Play in Colorado, the Uinta Basin in Utah, and the Piceance Basin in western Colorado. Summit Investments is a privately held company owned by members of management, funds controlled by Energy Capital Partners II, LLC, and GE Energy Financial Services, Inc. and certain of its affiliates.
Forward Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 18, 2013 and other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS – UNAUDITED

	March 31, 2013	December 31, 2012

	(Dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,817	$7,895
Accounts receivable	34,317	33,504
Due from affiliate	2,712	774
Other assets	1,616	2,190
Total current assets	41,462	44,363
Property, plant and equipment, net	691,718	681,993
Intangible assets, net:
Favorable gas gathering contracts	19,386	19,958
Contract intangibles	225,866	229,596
Rights-of-way	37,196	35,986
Total intangible assets, net	282,448	285,540
Goodwill	45,478	45,478
Other noncurrent assets	5,736	6,137
Total assets	$1,066,842	$1,063,511

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$14,149	$15,817
Deferred revenue	865	865
Ad valorem taxes payable	1,689	5,455
Other current liabilities	3,309	4,324
Total current liabilities	20,012	26,461
Revolving credit facility	214,230	199,230
Noncurrent liabilities, net	7,128	7,420
Deferred revenue	13,585	10,899
Other noncurrent liabilities	245	254
Total liabilities	255,200	244,264
Commitments and contingencies

Common limited partner capital (24,412,427 units issued and outstanding at March 31, 2013 and December 31, 2012)	415,302	418,856
Subordinated limited partner capital (24,409,850 units issued and outstanding at March 31, 2013 and December 31, 2012)	376,276	380,169
General partner interests (996,320 units issued and outstanding at March 31, 2013 and December 31, 2012)	20,064	20,222
Total partners' capital	811,642	819,247
Total liabilities and partners' capital	$1,066,842	$1,063,511

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

	Three months ended March 31,
	2013	2012
	(In thousands, except per-unit and unit amounts)
Revenues:
Gathering services and other fees	$38,069	$31,918
Natural gas and condensate sales	5,806	3,731
Amortization of favorable and unfavorable contracts	(280)	134
Total revenues	43,595	35,783

Costs and expenses:
Operation and maintenance	14,004	10,989
General and administrative	5,056	4,412
Transaction costs	8	193
Depreciation and amortization	9,987	8,290
Total costs and expenses	29,055	23,884
Other income	1	4
Interest expense	(1,880)	(695)
Affiliated interest expense	—	(3,482)
Income before income taxes	12,661	7,726
Income tax expense	(181)	(139)
Net income	$12,480	$7,587
Less: net income attributable to general partner	250
Net income attributable to limited partners	$12,230

Earnings per common unit – basic	$0.25
Earnings per common unit – diluted	$0.25
Earnings per subordinated unit – basic and diluted	$0.25

Weighted-average common units outstanding – basic	24,412,427
Weighted-average common units outstanding – diluted	24,455,603
Weighted-average subordinated units outstanding – basic and diluted	24,409,850

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA – UNAUDITED

	Three months ended March 31,
	2013		2012
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$24,807		$20,055
Adjusted EBITDA (1)	31,442		24,881
Capital expenditures (2)	21,339		20,577
Distributable cash flow (2)	27,073		21,884
Adjusted distributable cash flow (2)	27,081		22,077
Distribution coverage ratio (3)	1.29	x

Operating data:
Miles of pipeline (end of period)	406		377
Number of wells (end of period) (4)	2,160		2,011
Number of pad sites (end of period)	445		436
Aggregate average throughput (MMcf/d) (4)	944		912
__________
(1) EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three months ended March 31, 2012, the calculation of distributable cash flow and adjusted distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.
(3) Distribution coverage ratio calculation for the three months ended March 31, 2013 is based on distributions in respect of the first quarter of 2013 that will be paid May 15, 2013.
(4) Excludes wells connected to nine central receipt points on the Grand River system that averaged 214 MMcf/d for the three months ended March 31, 2013 and 249 MMcf/d for the three months ended March 31, 2012.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES – UNAUDITED

	Three months ended March 31,
	2013		2012
	(In thousands)
Reconciliation of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income	$12,480		$7,587
Add:
Interest expense	1,880		4,177
Income tax expense	181		139
Depreciation and amortization expense	9,987		8,290
Amortization of favorable and unfavorable contracts (1)	280		(134)
Less:
Interest income	1		4
EBITDA (2)	$24,807		$20,055
Add:
Non-cash compensation expense	340		460
Adjustments related to MVC shortfall payments (3)	6,295		4,366
Adjusted EBITDA (2)	$31,442		$24,881
Add:
Interest income	1		4
Less:
Cash interest paid	1,889		1,695
Cash taxes paid	—		—
Maintenance capital expenditures (4)	2,481		1,306
Distributable cash flow (4)	$27,073		$21,884
Add:
Transaction costs (2)	8		193
Adjusted distributable cash flow (4)	$27,081		$22,077

Distributions declared (5)	$20,924

Distribution coverage ratio	1.29	x
__________
(1) The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

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(2) EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(4) Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three months ended March 31, 2012, the calculation of distributable cash flow and adjusted distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.
(5) Reflects quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013 that will be paid May 15, 2013.

SOURCE: Summit Midstream Partners, LP
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com

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